UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

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Daktronics, Inc.
(Name of Registrant as Specified in its Charter)

____________________________
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DAKTRONICS, INC.
201 Daktronics Drive
Brookings, South Dakota 57006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 5, 2018

Time	7:00 p.m. Central Daylight Time on Wednesday, September 5, 2018

Place	Daktronics, Inc.
201 Daktronics Drive
Brookings, South Dakota 57006

Items of Business	1.	To elect three Directors to serve for a three-year term that expires on the date of the Annual Meeting of Shareholders in 2021 or until their successors are duly elected;
	2.	To conduct an advisory approval of the Company's executive compensation;
	3.	To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche, LLP as our independent registered public accounting firm for the Company for fiscal 2019; and
	4.	To approve an amendment to our Employee Stock Purchase Plan.

Record Date	You are entitled to vote if you were a shareholder of record at the close of business on July 2, 2018.

Annual Meeting	All shareholders are invited to attend the Annual Meeting in person.

Voting by Proxy
Even if you plan to attend the Annual Meeting, please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Shareholders may vote their shares:

	1.	over the Internet;
	2.	by telephone; or
	3.	by mail.

For specific instructions, refer to the procedural matters section of the Proxy Statement or to the voting instructions on the proxy card, both of which accompany this notice.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT JULY 17, 2018.

By Order of the Board of Directors,

Carla S. Gatzke
Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE DAKTRONICS, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 5, 2018.

This notice and the accompanying Proxy Statement, proxy card and our Fiscal 2018 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended April 28, 2018, are available at our website at www.daktronics.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, shareholders may access these materials at the cookies-free website indicated in the Notice of Internet Availability of Proxy Materials that you receive in connection with this notice and the accompanying Proxy Statement.

Daktronics, Inc.

DAKTRONICS, INC.

PROXY STATEMENT
FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General
The enclosed proxy is solicited by and on behalf of the Board of Directors of Daktronics, Inc., a South Dakota corporation, for use at our Annual Meeting of Shareholders to be held on Wednesday, September 5, 2018 at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota at 7:00 p.m. Central Daylight Time, and at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy, together with our Fiscal 2018 Annual Report to Shareholders, are being made available to shareholders on the Internet or are being mailed on or about July 17, 2018 to shareholders entitled to vote at the Annual Meeting.

In this Proxy Statement, "Daktronics", "Company", "registrant", "we", "us" and "our" refer to Daktronics, Inc.

Shareholders Entitled to Vote; Record Date
Only shareholders of record at the close of business on July 2, 2018 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, there were 44,588,625 shares of our common stock outstanding and entitled to vote held by 1,043 shareholders of record.

Notice of Internet Availability of Proxy Materials
We are making proxy materials for the Annual Meeting available over the Internet. Therefore, we are mailing to the majority of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. The notice is entitled "Notice of Internet Availability of Proxy Materials." All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. Our proxy materials may also be accessed on our website at www.daktronics.com by selecting "Menu", then "Investor" and then "Annual Reports and Proxy" under the heading "Financial Information." We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability of Proxy Materials.

Voting at the Annual Meeting; Vote Requirements
The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business.  If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present.  Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  Each share is entitled to one vote on all matters submitted to a vote.  However, with respect to only the election of Directors, every shareholder will have the right to cast a number of votes equal to the number of Directors to be elected at the Annual Meeting multiplied by the number of shares the shareholder is entitled to vote.  Shareholders may cast all votes for one nominee or divide the votes as they choose among two or more nominees.  Shares abstaining will be treated as not voted.

A plurality of the votes cast is required for the election of Directors.  This means that the Director nominee with the most votes for a particular slot is elected for that slot.  Only votes "for" or "withheld" affect the outcome.  Abstentions are not counted for purposes of the election of Directors.  The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to approve the other proposals.  If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter. If a signed proxy is returned by a broker holding shares in "street name," and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

Counting Votes
The inspector of election appointed for the Annual Meeting will count the votes cast by proxy or in person at the Annual Meeting.

Brokers who hold shares in street name for customers will not be able to vote the shares without instructions from their customers with respect to any of the proposals, other than the proposal to ratify the selection of our auditors (Proposal Three of this Proxy Statement). Shares for which brokers have not received instructions, and which therefore are not voted, with respect to a particular proposal are referred to as "broker non-votes" with respect to that proposal. Abstentions from voting on a proposal described in this Proxy Statement and broker non-votes will not affect the outcome of the vote on that proposal.

How Votes are Submitted
If the shares of our common stock are held directly in the name of the shareholder, he or she can vote on matters to come before the Annual Meeting:

•	by completing, dating and signing the proxy card and returning it to us in the postage-paid envelope provided for that purpose, if the shareholder has received a paper copy of a proxy card;

•	by written ballot at the Annual Meeting;

•	by telephone, by calling 1-800-690-6903; or

•	by Internet, at www.proxyvote.com.

Shareholders whose shares of our common stock are held in "street name" must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the Annual Meeting.  "Street name" shareholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Participants in the Daktronics, Inc. 401(k) Plan (the "401(k) Plan") who hold our common stock in the 401(k) Plan are entitled to instruct the trustee of the 401(k) Plan as to how to vote their shares.  Each participant will receive a Notice of Internet Availability of Proxy Materials, similar to the notice received by the registered holders described above.  Each participant will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice as described above.  The participants can vote on matters as described above.  The votes will then be tabulated and submitted for vote by the trustee for the 401(k) Plan.  If a participant does not timely vote, the trustee will vote the shares allocated to that participant in the same proportion as the shares that are voted by all other participants under the 401(k) Plan.

Proxies
All shares entitled to vote and represented by properly submitted proxies received before the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies if they are not revoked before the vote as described below. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment.

Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  A proxy may be revoked by:

•	delivering a written notice of revocation to the Secretary of the Company;

•	submitting another proxy bearing a later date;

•	voting by telephone or via the Internet after a prior telephone or Internet vote; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting alone will not itself revoke a proxy).

Expenses of Solicitation
All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our Directors, officers and employees may also solicit proxies in person or by telephone, email, letter or facsimile. Such Directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Procedure for Submitting Shareholder Proposals
Shareholders may present proper proposals for inclusion in our proxy materials for consideration at the next annual meeting of our shareholders by submitting their proposals to us in a timely manner. In order to be included in our proxy materials for the next annual meeting, shareholder proposals must be received by us no later than March 19, 2019 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. If a shareholder wants to nominate a Director or bring other business before the shareholders at the next annual meeting of our shareholders without including the proposal in our Proxy Statement, we must receive notice of the proposal on or before June 2, 2019, and the shareholder must otherwise comply with Rule 14a-4(c) under the Securities Exchange Act of 1934. Notices of intention to present proposals at the 2019 annual meeting of shareholders should be addressed to Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006.

At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the individuals named in enclosed form of the proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock as of July 2, 2018, the Record Date, by each of our Directors, by each executive officer named in the Summary Compensation Table, by all Directors and executive officers as a group, and by each shareholder who is known by us to own beneficially more than five percent of our outstanding common stock.

Name and Address of Beneficial Owners	Note	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Shares(2)
5% Beneficial Owners:	(15)
BlackRock, Inc.	(16)	4,815,679	10.8%
55 East 52nd Street
New York, NY 10055
Dimensional Fund Advisors LP	(17)	2,655,285	6.0%
Building One, 6300 Bee Cave Road
Austin, TX 78746
Dr. Aelred J. Kurtenbach	(18)	2,436,916	5.5%
Daktronics, Inc. 401(k) Plan	(19)	2,709,055	6.1%
Named Executive Officers and Directors:
Reece A. Kurtenbach	(3)	485,726	1.1%
James B. Morgan	(4)	1,404,297	3.1%
Byron J. Anderson	(5)	87,040	*
Robert G. Dutcher	(6)	95,866	*
Nancy D. Frame	(7)	111,422	*
John L. Mulligan	(8)	64,218	*
Kevin P. McDermott	(9)	39,618	*
John P. Friel	(10)	34,970	*
Sheila M. Anderson	(11)	67,609	*
Bradley T. Wiemann	(12)	170,786	*
Matthew J. Kurtenbach	(13)	326,973	*
Carla S. Gatzke	(14)	763,354	1.7%
All Directors and executive officers as a group
(12 persons, consisting of those named above)		3,651,879	8.2%
* Less than one percent

(1)
Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.  The individuals holding restricted shares have the power to vote but not the power to dispose of such shares.

(2)
Applicable percentage ownership is based on 44,588,625 shares of common stock outstanding as of July 2, 2018.  In computing the number of shares of common stock beneficially owned by a person or group and the percentage ownership of that person or group, we deemed outstanding shares of common stock subject to options held by that person or group that are currently exercisable, options held by that person or group that are exercisable within 60 days of July 2, 2018, and restricted stock units that are scheduled to vest within 60 days of July 2, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(3)
Includes 108,228 shares subject to options, 30,191 shares held through the 401(k) Plan, 17,400 shares held by his spouse, 44,800 shares held by his children and 5,500 shares of restricted stock with which vest within 60 days from July 2, 2018.

(4)	Includes 27,928 shares subject to exercisable options and 5,815 shares of restricted stock which vest on August 31, 2018.

(5)	Includes 53,726 shares subject to exercisable options and 5,815 shares of restricted stock which vest on August 31, 2018.

(6)	Includes 53,726 shares subject to exercisable options and 5,815 shares of restricted stock which vest on August 31, 2018.

(7)	Includes 46,726 shares subject to exercisable options and 5,815 shares of restricted stock which vest on August 31, 2018.

(8)	Includes 27,928 shares subject to exercisable options and 5,815 shares of restricted stock which vest on August 31, 2018.

(9)	Includes 17,496 shares subject to exercisable options and 5,815 shares of restricted stock which vest on August 31, 2018.

(10)	Includes 17,496 shares subject to exercisable options and 5,815 shares of restricted stock which vest on August 31, 2018.

(11)	Includes 45,315 shares subject to options, 7,683 shares held through the 401(k) Plan and 2,950 shares of restricted stock which vest within 60 days from July 2, 2018.

(12)	Includes 71,955 shares subject to options, 1,687 shares held through the 401(k) Plan, 597 shares held by his spouse and 3,000 shares of restricted stock which vest within 60 days from July 2, 2018.

(13)	Includes 71,655 shares subject to options, 14,466 shares held through 401(k) Plan, 39,100 shares held by his children and 3,000 shares of restricted stock which vest within 60 days from July 2, 2018.

(14)
Includes 66,565 shares subject to options, 137,626 shares held through the 401(k) Plan, 90,000 shares held by her spouse, 30,385 shares held by her children and 2,750 shares of restricted stock with which vest within 60 days from July 2, 2018.

(15)	To the Company's knowledge, except as noted in the table above, no person or entity is the beneficial owner of more than five percent of the outstanding shares of the Company's common stock.

(16)
Data based on an Amendment to Schedule 13G/A filed by the shareholder with the Securities and Exchange Commission (the "SEC") on January 19, 2018. As set forth in the Schedule 13G/A, BlackRock, Inc. has sole voting power as to 4,726,924 of these shares and sole dispositive power as to all 4,815,679 shares.

(17)
Data based on an Amendment to Schedule 13G/A filed by the shareholder with the SEC on February 09, 2018. As set forth in the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power as to 2,504,831 of these shares and sole dispositive power as to all 2,655,285 shares.

(18)
Includes 920,412 shares held by his spouse, Irene Kurtenbach, and 531,675 shares held in Medary Creek LLLP.  Medary Creek LLLP is a limited liability limited partnership of which Aelred and Irene Kurtenbach are the general partners.

(19)
The common stock held by the 401(k) Plan and allocated to the 401(k) Plan participants are voted by the trustee of the 401(k) Plan according to the instructions of the 401(k) Plan participants. The address of the 401(k) Plan is 201 Daktronics Drive, Brookings, South Dakota 57006.

PROPOSAL ONE
ELECTION OF DIRECTORS

General
Our Board of Directors consists of eight individuals divided into three classes serving staggered three-year terms of office. There are three Directors (Byron J. Anderson, John P. Friel, and Reece A. Kurtenbach) whose terms will expire at the 2018 Annual Meeting; three Directors (James B. Morgan, John L. Mulligan, and Kevin P. McDermott) whose terms will expire in 2019; and two Directors (Robert G. Dutcher and Nancy D. Frame) whose terms will expire in 2020. The Nominating and Corporate Governance Committee has recommended to the Board of Directors that Byron J. Anderson, John P. Friel, and Reece A. Kurtenbach be nominated for re-election at the 2018 Annual Meeting, and the Board of Directors has approved that recommendation. All nominees have consented to being named as a nominee in this Proxy Statement and have indicated a willingness to serve if elected.  However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

Vote Required
See "Procedural Matters – Voting at the Annual Meeting: Vote Requirements" for a description of the votes required for the election of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED BELOW.

Directors and Nominees for Director
The following table sets forth the name, age and certain other information about each nominee for Director as of the Record Date:

Name	Age	Principal Occupation	Committees Served On
Byron J. Anderson	74	Retired	Compensation Committee; Nominating and Corporate Governance Committee
John P. Friel	64	Director at Preservation Technologies LLC; Director at Blue Water Growth LLC; and President and CEO and Board Member at Vascor, Inc.	Audit Committee; Compensation Committee
Reece A. Kurtenbach	53	President and Chief Executive Officer

Byron J. Anderson (74) is currently retired.  He has been a Director of the Company since 2005 and has served on the Compensation Committee and Nominating and Corporate Governance Committee since November 2005. Before his retirement, from 1999 to 2004, he served at Agilent Technologies, Inc. as Senior Vice President serving customers and managing business groups located in the United States, Europe, Japan and Asia, which included worldwide sales and service activities.  Before working with Agilent, he held various senior positions with Hewlett-Packard Company, most recently as a Vice President responsible for a business unit serving the worldwide communications industry.  He holds a Master of Business Administration from Harvard University and an electrical engineering degree from South Dakota State University.  Mr. Anderson brings to the Board significant experience in high-tech industry with a unique knowledge of supply chains, international development, foreign trade and corporate strategy obtained from his years in management of large multi-national, technology companies.

John P. Friel (64) has been a Director since September 2015 and has served on the Audit Committee since September 2015 and on the Compensation Committee since October 2016. Mr. Friel served for 30 years in various capacities at MEDRAD, Inc., a global company that designs, develops, manufactures, sells, and supports medical devices. MEDRAD is an affiliate of Bayer, AG. He joined MEDRAD in the accounting area and earned a promotion to Treasurer and Vice President of Corporate Planning in 1986 and Vice President of Business Development area in 1987. He then served as Executive Vice President of Sales and Marketing from 1989 to 1995, Senior Vice President and General Manager from 1995 to 1998, and as President and Chief Executive Officer from 1998 to 2010. MEDRAD received the Malcolm Baldrige National Quality Award twice during his tenure, once in 2004 and again in 2010. Mr. Friel is currently the President and CEO of Vascor, Inc. Vascor is a pre-clinical medical device development company. He also is currently the Managing Director at Preservation Technologies L.P. and a Director of the medical device industry segment at Blue Water Growth LLC. Mr. Friel is the Principal and Founder of Five Radicals, which focuses on Baldrige Performance Excellence, strategic planning, general business consulting to entrepreneurial medical device companies, and private equity business development opportunity search efforts. He holds a Master of Arts in Law and Diplomacy from Tufts University and a Bachelor of Arts in Political Science and Bachelor of Science in Accounting from Pennsylvania State University. Mr. Friel brings to the Board extensive global general management knowledge and practice. He has strong experience in building and growing businesses, especially in technical product development and global expansions, which align with many of the Company's initiatives and strategies.

Reece A. Kurtenbach (53) was appointed as President and Chief Executive Officer and a Director effective on September 1, 2013 and has served as Chairman of the Board since September 2014. He served as Executive Vice President from 2012 until September 2013, Vice President for Live Events and International from 2007 to 2012, Vice President for Video Systems from 2004 until 2007, and manager for video products engineering from 1994 until 2004. Mr. Kurtenbach joined the Company in 1991 as an applications engineer focusing on large display projects.  Mr. Kurtenbach also worked as a student employee with various responsibilities from 1983 to 1987. Mr. Kurtenbach holds a Bachelor of Science degree from South Dakota State University in electrical engineering, with minors in mathematics and computer science.  Mr. Kurtenbach is the son of Dr. Aelred Kurtenbach and brother of Matthew J. Kurtenbach and Carla S. Gatzke. The Board believes that Mr. Kurtenbach is an appropriate representative of management on the Board given his position as a senior executive officer and his long tenure with the Company which dates back more than 30 years. In addition, Mr. Kurtenbach brings a wealth of industry experience to the Board.

The identity of the remaining Directors and certain information about them as of the Record Date are set forth below:

Robert G. Dutcher (73) is currently retired. He has been a Director of the Company since 2002 and chairperson of the Compensation Committee since 2005. Before his retirement, from April 2009 until March 2011, he served as Strategic Advisor Lead Member of MEDRAD, Inc. From April 2008 through March 2009, he was President and Chief Executive Officer of the Cardiovascular Division of MEDRAD, Inc.  From 1993 until April 2008, he was the President and Chief Executive Officer of Possis Medical, Inc., a publicly-held medical device company located in Minneapolis, Minnesota, which was acquired by MEDRAD, Inc. in April 2008.  From December 2001 until April 2008, he served as Chairman of the Board of Possis Medical, Inc.  Before joining Possis Medical in 1985, he was with Medtronic, Inc. for 12 years, most recently as Director of Research and Development.  He previously worked in an engineering capacity for Control Data Corporation and Honeywell, Inc.  Mr. Dutcher holds a Bachelor of Science degree in electrical engineering from South Dakota State University and a Master of Science degree in electrical engineering from the University of Minnesota.  Mr. Dutcher brings to the Board extensive knowledge in driving profitable growth in technology driven industries from his experience in leading R&D at Medtronic and as Chief Executive Officer of Possis Medical.

Nancy D. Frame (73) is currently retired. She has been a Director of the Company since 1999, chairperson of the Nominating and Corporate Governance Committee since 2004 and Lead Independent Director since 2005. She was Deputy Director of the U.S. Trade and Development Agency from 1986 to 1999, when she retired.  As a senior executive in this federal government agency, she was responsible for managing its day-to-day operations, budget, system of financial controls, and ethics program. From 1980 to 1986, she was Assistant General Counsel at the U.S. Agency for International Development, where she was in charge of all legal matters affecting personnel, labor relations and ethics.  Before that she held various legal positions in the areas of international trade and commercial law.  She has a law degree from Georgetown University, Washington, D.C., and a Bachelor of Science degree from South Dakota State University.  Ms. Frame brings to the Board a legal and managerial background which is particularly pertinent to corporate governance and risk oversight and to understanding the legal issues faced by the Company, especially as they relate to our international development.

James B. Morgan (71) is currently retired. He has been a Director since 1984 and has served on the Audit Committee and Nominating and Corporate Governance Committee since October 2016. He served as the Company's President and Chief Executive Officer from 2001 through his retirement effective on September 1, 2013. Prior to that he served as President and Chief Operating Officer and Vice President for Engineering. He originally joined the Company in 1969 as its first design engineer. He holds a Bachelor of Science degree and a Master of Science degree in electrical engineering from South Dakota State University. Mr. Morgan brings to the Board his experience and knowledge of our business and industry derived from his previous positions as President and Chief Executive Officer and his experience of over 44 years working for the Company.

John L. Mulligan (79) is currently retired. He has been a Director since 1993 and has served on the Audit Committee as Chairman from 1993 through September 2016 and as a member since October 2016.  Since 1993, he has been employed by a number of financial institutions as a financial advisor and Vice President.  He was employed by UBS from May 2008 through June 2017 and, from 1999 through May 2008, he was with Morgan Stanley.  From 1967 to March 1990, he served as President, Chairman, Chief Executive Officer and Director of American Western Corporation, a publicly-held company.  Mr. Mulligan also served as a certified public accountant early in his career.  Mr. Mulligan brings to the Board a significant amount of financial expertise from his experience in the financial services industry as well as a deep understanding of shareholder issues and concerns based on his more than 20-year career as chief executive officer of a public company.

Kevin P. McDermott (64) has been a Director since June 2015 and has served on the Audit Committee as a member from August 2015 through September 2016 and as Chairman since October 2016. Mr. McDermott retired from international accounting firm KPMG LLP in the fall of 2013 after having been with the firm for 33 years in various capacities, including audit engagement partner, SEC reviewing partner, professional practice partner, and in the firm’s Office of General Counsel. In addition to fulfilling professional obligations related to audits of financial statements and internal control over financial reporting, he assisted clients with financial and operational issues, acquisition due diligence, personnel performance, and corporate governance. In his capacity as SEC reviewing partner, Mr. McDermott performed concurring partner reviews of audits of financial statements and internal control over financial reporting for publicly-held audit clients. While in the Office of General Counsel, he provided assistance on a privileged basis to the firm and outside counsel in various SEC and Public Company Accounting Oversight Board investigations and third-party litigation matters. He is a licensed Certified Public Accountant in Tennessee and New York and holds a Bachelor of Science in economics from South Dakota State University. Mr. McDermott was appointed to the board of directors of Genesco Inc. effective February 1, 2016 and currently serves as Chairman of its Audit Committee. Genesco is a publicly-traded retailer and wholesaler of branded footwear, apparel and accessories. Mr. McDermott brings significant expertise in the area of financial and internal control reporting by publicly-traded companies. This expertise aligns with our responsibility and commitment to provide oversight for our shareholders and others relating to the integrity of our financial statements and related filings.

Independent Directors
Our Nominating and Corporate Governance Committee has determined that each of Messrs. Anderson, Mulligan, Dutcher, Friel, Morgan and McDermott and Ms. Frame are "independent," as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.  Accordingly, the Board is composed of a majority of independent Directors as required by the NASDAQ Listing Rules. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to NASDAQ Listing Rule 5250(b)(3) regarding the payment of compensation to directors by a third party in connection with serving as a director of the Company.

PROPOSAL TWO
ADVISORY (NON-BINDING) APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

The foundation of our executive compensation program is to pay for performance. Base compensation for our executive officers is set relatively low as compared to our peer groups, and a meaningful portion of the compensation paid to our executive officers is based on long-term equity incentive compensation and annual non-equity incentive compensation, which is focused on the key results and strategic drivers of our business. We believe that our executive compensation program aligns our incentive compensation with the long-term interests of our shareholders.

Our Chief Executive Officer ("CEO") and all of the other executive officers named in the Summary Compensation Table appearing later in this Proxy Statement (collectively, the "Named Executive Officers") are at-will employees consistent with applicable South Dakota state law. There are no employment agreements in place with any of the Named Executive Officers. We also do not maintain any supplemental executive retirement plans for our executive officers, and our Named Executive Officers participate in a retirement program that is open to all of our U.S. employees. We generally do not provide significant perquisites and other personal benefits.

We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2018 compensation of our Named Executive Officers. We believe that, viewed as a whole, our compensation practices and policies are appropriate and are fair to both the Company and its executives.

Proposal
The U.S. Congress has enacted requirements commonly referred to as the "say-on-pay" rules. As required by those rules, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Daktronics, Inc., that the shareholders approve the compensation of the Company's Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company's Proxy Statement for the 2018 Annual Meeting.

Shareholder Approval
Proxies will be voted in favor of the resolution unless shareholders specify otherwise in their proxies and except for broker non-votes. The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required for advisory approval of our executive compensation.  As an advisory approval, this proposal is non-binding. However, the Board and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL TWO, THE ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche, LLP ("Deloitte") as our independent registered public accounting firm (the "Independent Auditor") to perform reviews of our interim consolidated financial statements to be included in our fiscal 2019 Quarterly Reports on Form 10-Q and to audit our annual consolidated financial statements and our internal control over financial reporting for fiscal 2019, and it recommends that the shareholders vote for ratification of such appointment. A representative of Deloitte is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Recent Change in Auditor
As reported on the Company’s Current Report on Form 8-K filed on September 15, 2017 (the "Change in Auditor 8-K"), effective September 12, 2017, the Audit Committee dismissed Ernst & Young LLP ("EY") as the Company’s independent registered public accounting firm and appointed Deloitte to serve in this role for the fiscal year ended April 28, 2018. For more information, see the Change in Auditor 8-K, as amended by the Current Report on Form 8-K/A (Amendment No. 1) filed on December 1, 2017. A representative of EY is not expected to be present at the Annual Meeting.

EY audited the consolidated financial statements of the Company for the fiscal years ended April 29, 2017 and April 30, 2016. EY's audit reports for each of these fiscal years did not contain an adverse opinion or a disclaimer of opinion and, were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During our two most recent fiscal years ended April 29, 2017 and April 30, 2016 and during the subsequent interim period from April 30, 2017 through September 12, 2017, (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to EY's satisfaction, would have caused EY to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided EY with a copy of the Change in Auditor 8-K and requested EY to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained in the Change in Auditor 8-K. The Company received the requested letter from EY, and a copy of EY’s letter was attached as Exhibit 16.1 to the Change in Auditor 8-K.

During the two most recent fiscal years ended April 29, 2017 and April 30, 2016 and during the subsequent interim period from April 30, 2017 through September 12, 2017, neither we nor anyone on our behalf consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a "reportable event" (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit and Other Professional Fees
The following table presents the aggregate fees billed for professional services rendered by Deloitte and EY for the fiscal year ended April 28, 2018 and by EY for the fiscal year ended April 29, 2017:

	Fiscal Year Ended
	April 28, 2018	April 29, 2017
Audit fees (1)	$951,029	$887,897
Audit-related fees (2)	37,145	25,200
Tax fees (3)	26,179	—
All other fees (3)	69,995	1,995
Totals	$1,084,348	$915,092

(1)
Audit fees consist of fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees for assurance and related services performed by EY and Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	All other fees are fees for other permissible work performed by EY and Deloitte that does not meet the above category descriptions.

Audit and other professional fees for fiscal 2018 consisted of $162,134 paid to EY and $922,214 paid to Deloitte.

As provided in the Audit Committee’s charter, all engagements for any non-audit services by our Independent Auditor must be approved by the Audit Committee before the commencement of any such services.  The Audit Committee may designate a member or members of the Audit Committee to represent the entire Audit Committee for purposes of approving non-audit services, subject to review by the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee considers the provision of services by EY and Deloitte to us, over and above the audit fees, to be compatible with the ability of each of EY and Deloitte to maintain its independence.

Shareholder Approval
The affirmative vote of a majority of the shares of our common stock represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche, LLP as our Independent Auditor for the fiscal year ending April 27, 2019.  If the shareholders do not approve the selection of Deloitte & Touche, LLP, the Audit Committee will reconsider its selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 27, 2019 AS SET FORTH IN PROPOSAL THREE.

PROPOSAL FOUR
APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

General
The Daktronics, Inc. Employee Stock Purchase Plan, or ESPP, was established by our Board and approved by our shareholders in 2002.  Our Board and shareholders authorized the issuance of 2,500,000 shares under the ESPP.  On May 30, 2018, our Board approved, subject to shareholder approval, an amendment to the ESPP to increase the number of shares authorized under the ESPP to 4,000,000 (an increase of 1,500,000 shares).

Our Board believes that the amendment to the ESPP is in our and your best interests and is important to help assure our ability to continue to recruit and retain highly qualified employees.  As of April 28, 2018, 173,232 shares of our common stock remained available for purchase under the ESPP.  If the amendment to the ESPP is not approved by shareholders, we will exhaust these previously authorized shares in the coming months or years and then our employees will no longer be able to purchase shares of our common stock under the ESPP.

Below is a summary of the material features of the ESPP.  The summary is qualified in its entirety by reference to the full text of the ESPP as proposed to be amended, which is included as an appendix to this Proxy Statement.

Summary of the Amended ESPP
Available Shares.  The aggregate number of shares of common stock to be reserved by the Company and available for purchase under the ESPP is 4,000,000 shares.

Purpose.  The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing common stock from the Company on favorable terms and paying for such purchases through periodic payroll deductions.

Administration.  The ESPP is administered by the Compensation Committee (the "Committee"). The Committee interprets the ESPP and makes all other policy decisions relating to the operation of the ESPP.

Eligibility.  Any employee of the Company (or any designated subsidiary) whose customary employment is for more than five months per calendar year and for more than 20 hours per week and who has been employed for at least six months at the start of an offering period is eligible to participate in the ESPP. As of the Record Date, there were approximately 2,180 employees who were eligible to participate in the ESPP. No employee is permitted to purchase common stock under the ESPP if such employee owns more than five percent (5%) of the total combined voting power or value of all classes of our stock (including shares which may be purchased under the ESPP, and no employee is entitled to purchase shares having a fair market value of more than $25,000 in any calendar year.

Contribution Period.  Each calendar year, two offering periods each with a duration of six months commence on November 1 and May 1. Each offering period contains one six-month contribution period, with purchases occurring at the end of each six-month contribution period.

Purchase Price.  The price of each share of common stock purchased under the ESPP is 85% of the lower of (i) the fair market value per share of common stock on the last trading day of the offering period or (ii) the fair market value per share of common stock on the last trading day before the offering date. The purchase price of the shares is accumulated by payroll deductions over each contribution period. The deductions may not exceed 15% of an employee's compensation, and no more than 4,000 shares may be purchased on any purchase date. All payroll deductions of a participant are credited to his or her account under the ESPP, and such funds may be used for any corporate purpose.

Termination.  Employees may end their participation in the ESPP at any time during the contribution period, and participation ends automatically upon termination of employment with the Company.

Amendment.  The Board may amend or terminate the ESPP at any time. However, the Board may not, without shareholder approval, increase the number of shares of common stock reserved for issuance under the ESPP.

Antidilution Provisions.  The Board of Directors must equitably adjust the maximum number of shares of common stock reserved for issuance under the ESPP in the event of stock splits or consolidations, stock dividends or other transactions in which the Company receives no consideration.

New Plan Benefits
Benefits and purchases of shares of our common stock under the ESPP depend on elections made by employees and the fair market value of our common stock on dates in the future. As a result, it is not possible to determine the benefits that will be received by executive officers and other employees in the future under the ESPP. As described above, no employee may purchase shares under the ESPP at a rate that exceeds $25,000 in fair market value in any calendar year.

Summary of U.S. Federal Income Tax Consequences
The ESPP is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code"). Under such a plan, no taxable income is recognized by participants, and no deductions are allowable to the Company either when a purchase right is granted at the beginning of the offering period or when shares are purchased at the end of a contribution period.

The Internal Revenue Service (the "IRS") has in the past stated that participants will recognize income in the year in which they make a disposition of the purchased shares. The term "disposition" generally includes any transfer of legal title, whether by sale, exchange or gift. It does not include a transfer to a participant's spouse, a transfer into joint ownership if the participant remains one of the joint owners or a transfer into a participant's brokerage account. Hence, a participant will be subject to federal income tax on the purchased shares only when he or she disposes of them.

A participant's federal income tax liability will depend on whether he or she makes a qualifying or disqualifying disposition of the purchased shares. A qualifying disposition will occur if the sale or other disposition of those shares is made after the participant has held the shares for (a) more than two years after the start date of the applicable offering period, and (b) more than one year after the actual purchase date. A disqualifying disposition is any sale or disposition which is made before either of these two holding periods is satisfied.

If a participant makes a qualifying disposition, he or she will recognize ordinary income in the year of the qualifying disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the date of the qualifying disposition exceeds the purchase price paid for those shares, or (b) 15% of the fair market value of the shares on the start date of the offering period during which those shares were purchased. The Company is not entitled to an income tax deduction with respect to such disposition. Any additional gain recognized by the participant upon the qualifying disposition will be taxed as long-term capital gain. If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price a participant paid for the shares, there will be no ordinary income, and any loss recognized will generally be a long-term capital loss.

If a participant disposes of the shares acquired under the ESPP prior to meeting either of the above-described holding periods, he or she will recognize ordinary income in the year of disposition equal to the difference between the fair market value of the shares at the date of exercise and the purchase price and capital gain or loss equal to the difference between the amount realized on the sale and the fair market value on the date of exercise. The amount of the ordinary income will be added to the participant's basis in the shares, and any resulting gain or loss realized will be treated as long-term capital gain or loss if the participant held the stock at least 12 months. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the participant with respect to the disqualifying disposition.

The foregoing is only a summary of the general effect of the U.S. federal income taxation upon participants and the Company with respect to the purchase of shares under the ESPP and the subsequent sale of such shares, and it does not purport to be complete. This summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which a participant may reside. A participant should consult his or her own tax advisor as to the tax consequences of any particular transaction under the ESPP.

Vote Required
The ESPP is designed to qualify for favorable tax treatment under Section 423 of the Code.  To maintain this qualification, we must obtain shareholder approval of the amendment to the ESPP within 12 months of the Board’s approval date.  The affirmative vote of a majority of the votes cast by shareholders entitled to vote who are present in person or represented by proxy is required to approve the amendment to the ESPP.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO OUR EMPLOYEE STOCK PURCHASE PLAN AS SET FORTH IN PROPOSAL FOUR.

CORPORATE GOVERNANCE

Board Leadership Structure
The Board of Directors adheres to governance principles that assure the integrity and continued viability of the Company. The Board has responsibility for risk management oversight and for providing strategic guidance to the Company.  The Board believes that it must stay well-informed about the issues, challenges and opportunities facing Daktronics so that the Board members can properly exercise their fiduciary responsibilities to our shareholders.  As part of this process, the Board is kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing material provided to them and by participating in meetings of the Board and its Committees.

Dr. Aelred Kurtenbach, one of our founders and our first Chief Executive Officer ("CEO"), served as Chairman of the Board from the Company's inception until September 2014. When he retired from the CEO responsibilities in 2001, the Board separated the Chair and CEO roles and retained Dr. Kurtenbach as Chair in order to continue to benefit from his leadership. The Board has also established a Lead Independent Director role. Ms. Nancy Frame has served as our Lead Independent Director since 2005. When Dr. Kurtenbach retired as Chairman of the Board in September 2014, the Board studied and discussed publicly available research and expert guidance on different structures. After this study and discussion, the Board determined that a return to the combined Chair and CEO roles plus a Lead Independent Director role would best serve the Company and its shareholders going forward.

The Chairman conducts the Board meetings, and the Lead Independent Director presides over independent Director meetings.  The Lead Independent Director also serves as chairperson of the Nominating and Corporate Governance Committee.  In this dual role, the Lead Independent Director is able to bring to the Board a special focus on governance issues.  She also facilitates the ability of non-management Directors to fulfill their responsibilities, builds consensus among Board members and provides a structure for communicating any concerns the non-management Directors may have directly to our executive management.

Our governance practices are compliant with the NASDAQ Listing Rules and the corporate governance regulations of the Sarbanes-Oxley Act of 2002.  Among other things, these practices include the following:

•
The Nominating and Corporate Governance Committee reviews with the Board annually the composition of the Board as a whole, including the Directors’ independence, skills, experience, age, diversity and availability of service to the Company.

•
The Nominating and Corporate Governance Committee recommends Director candidates for approval by the Board and election by the shareholders, taking into account the Company’s need for diverse skills, professional experiences, backgrounds and other qualities to ensure a variety of viewpoints.

•	The Board conducts periodic self-evaluations facilitated by the Nominating and Corporate Governance Committee.

•	The independent Directors meet in conjunction with regularly scheduled quarterly Board meetings and at other appropriate times.

•
The Board and all Board Committees are authorized to hire their own advisors as they deem to be necessary or advisable to fulfill their obligations, and the Company will pay the costs of such advisors.

Meetings of the Board of Directors and Committees
During fiscal 2018, the Board of Directors held four regularly scheduled meetings and one special meeting, the Audit Committee met eight times, the Compensation Committee met seven times, and the Nominating and Corporate Governance Committee met four times.  All of the Directors attended at least 75 percent of the aggregate of all meetings of the Board of Directors and Committees upon which they served, and all of the Directors attended the annual meeting of shareholders held in August 2017.

Executive Sessions of the Board
The Board has adopted a practice of meeting in executive session, and then with independent Directors only, in conjunction with each regularly scheduled Board meeting. The independent Directors met four times in fiscal 2018.

Annual Meeting Attendance Policy
As set forth in our Corporate Governance Guidelines, members of the Board of Directors are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings, shareholder meetings and meetings of Committees of the Board on which they serve.

Board’s Role in Risk Oversight
The Board takes an active role in risk oversight both as a full Board and through its Committees. The Company's management team attends a portion of each regular Board meeting, and the Board engages management in a review of the business with respect to our strategies and risks. Such risks include those inherent in our businesses as well as the risks from external sources such as competitors, the economy, credit markets and regulatory and legislative developments.

The various Committees of the Board are also responsible for specific areas of risks.  The Audit Committee meets regularly with management and our independent registered public accounting firm to oversee our financial risk management processes, controls and capabilities. The Audit Committee also oversees and reviews with management certain aspects of our credit, litigation, and currency risks and other finance matters. In addition, the Audit Committee reviews and monitors our procedures regarding the receipt, retention and treatment of complaints regarding internal accounting, accounting controls or audit matters.  The Compensation Committee oversees our executive compensation arrangements and certain benefit plans.  This includes the identification and management of risks that may arise from our compensation policies and practices.  The Nominating and Corporate Governance Committee has oversight of corporate governance, including practices and procedures that promote good governance and thus mitigate governance risk, and it is also responsible for reviewing the performance of the Board, its Committees and their members. These Committees report to the full Board on these topics, including risks, as they deem to be necessary or advisable.

Code of Conduct
The Board of Directors has adopted our Code of Conduct, which applies to all of our employees, officers and Directors as described in our Annual Report to Shareholders.  Included in the Code of Conduct are ethics provisions that apply to our Chief Executive Officer, Chief Financial Officer, and all other financial and accounting management employees. Copies of the Code of Conduct are available on our website at www.daktronics.com.  The Nominating and Corporate Governance Committee reviews the Code of Conduct annually and oversees its implementation.

Policy and Procedures with Respect to Related Party Transactions
Our Board of Directors has adopted a written policy and procedure with respect to related party transactions, which the Audit Committee oversees.  Under the policy, a "related party transaction" is generally defined as a transaction, arrangement or relationship in which the Company was, is or will be a participant; the amount involved exceeds $120,000; and in which any "related person" had, has or will have a direct or indirect material interest.  The policy generally defines a "related person" as a Director, executive officer or beneficial owner of more than five percent of any class of our voting securities and any immediate family member of any of the foregoing persons.

The Audit Committee reviews and, if appropriate, approves related party transactions, including certain transactions which are deemed to be pre-approved under the policy. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is ongoing.

Committees of the Board of Directors
The Board of Directors currently has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  During fiscal 2018, our Audit Committee consisted of Kevin P. McDermott (Chairperson), John L. Mulligan, John P. Friel, and James B. Morgan.  The Board of Directors has determined that each Audit Committee member is independent as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934 ("Exchange Act").  The Board has determined that Mr. Mulligan, Mr. McDermott, Mr. Friel, and Mr. Morgan are qualified as "audit committee financial experts," as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.  The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities concerning the quality and integrity of our financial reports and related filings with the SEC.  In fulfilling this role, the Audit Committee, among other things, oversees the accounting and financial reporting process and audits of the financial statements and related SEC filings, appoints and determines the compensation of our Independent Auditor, reviews the scope and findings of the audit, reviews the adequacy and effectiveness of our accounting policies and system of internal control over financial reporting, and oversees our policy and procedures with respect to related party transactions. The Audit Committee’s Charter is available on our website at www.daktronics.com.

Compensation Committee. During fiscal 2018, our Compensation Committee consisted of Robert G. Dutcher (Chairperson), Byron J. Anderson, and John P. Friel.  All of the Compensation Committee members satisfy the independence requirements of the NASDAQ Listing Rules, as determined by the Board of Directors. The Compensation Committee annually reviews and approves the Chief Executive Officer’s and other executives' compensation packages and acts upon management’s recommendations for executives concerning employee equity incentives, bonuses and other compensation and benefit plans.  The Compensation Committee’s Charter is available on our website at www.daktronics.com.

Nominating and Corporate Governance Committee.  During fiscal 2018, our Nominating and Corporate Governance Committee (the "Nominating Committee") consisted of Nancy D. Frame (Chairperson), Byron J. Anderson and James B. Morgan.  The Board of Directors has determined that all of the Nominating Committee members satisfy the independence requirements of the NASDAQ Listing Rules. Our Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning the selection of candidates as nominees for election as Directors, develops and recommends to the Board of Directors corporate governance guidelines, oversees our Code of Conduct, and provides oversight with respect to corporate governance and ethical conduct. It also facilitates the annual review of the performance of the Board of Directors.  The Nominating Committee’s Charter and our Corporate Governance Guidelines are available on our website at www.daktronics.com.

The information below describes the criteria and process that the Nominating Committee uses to evaluate future candidates to the Board of Directors:

Director Qualification
When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on the board of directors of other organizations, concern for the long-term interests of the shareholders, technology company experience, financial literacy, personal integrity and judgment and willingness to be prepared and active participants at Board and Committee meetings.  The Nominating Committee and the Board seek to attract and retain highly qualified Directors who have sufficient time to attend to their duties and responsibilities to the Company.

The Nominating Committee and the Board seek members who will contribute to our overall corporate goals, taking into account:

•	The Company’s responsibility to its key stakeholders, which include shareholders, customers, suppliers, community and employees.

•	Integrity in financial reporting and business conduct. Candidates are selected based upon their potential contributions to the long-term interests of shareholders.

•	Diversity of a candidate’s skills and experiences.

Each candidate for Director must possess the following specific minimum qualifications:

•	Demonstrated integrity and ethics in his or her professional life and an established record of professional accomplishment in his or her chosen field.

•	Absence of any material personal, financial or professional interest in any present or potential competitor of the Company.

•
Ability to participate fully in activities of the Board of Directors, including active membership in at least one Committee of the Board of Directors (in the case of independent Directors) and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of which he or she is a member.

Shareholder Proposals for Nominees
The Nominating Committee will consider written proposals from shareholders for nominees for Director. Any such nominations must be submitted to the Nominating Committee in the care of our Corporate Secretary and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed in Schedule 14A under the Exchange Act (including appropriate biographical information); (b) other board memberships; (c) such person’s written consent to being named in the Proxy Statement as a Director nominee and to serving as a Director, if elected; (d) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such shareholder(s); and (e) a statement as to the qualifications of the nominee.  Shareholder proposals should be submitted by the deadline described in this Proxy Statement under the caption "Procedural Matters – Procedure for Submitting Shareholder Proposals" above.

The Nominating Committee will not change the manner in which it evaluates candidates for Board nominees, including the applicable criteria set forth above, based on whether the candidate was recommended by a shareholder.  To date, we have not received any shareholder proposals to nominate a Director.

Board of Directors’ Evaluation
On an ongoing basis, the Nominating Committee facilitates a process to determine whether the Board of Directors and its Committees are functioning effectively.  The results of this process are reported to the Board for discussion.

How to Contact the Board of Directors
Shareholders wishing to contact our Board of Directors may do so by writing to it at the following address: Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006. All letters received will be forwarded to the Board of Directors.

Compensation Committee Interlocks and Insider Participation
During fiscal 2018, none of our executive officers served on the board of directors or compensation committee of another company that had an executive officer who served on our Board of Directors or our Compensation Committee.

Director Compensation
The following table sets forth information about the compensation paid to and earned by our Directors for the fiscal year ended April 28, 2018:
FISCAL YEAR 2018 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total Compensation ($)
Byron J. Anderson	$51,000	$55,998	$106,998
Robert G. Dutcher	51,000	55,998	106,998
Nancy D. Frame	54,750	55,998	110,748
John P. Friel	53,000	55,998	108,998
Kevin P. McDermott	53,000	55,998	108,998
James B. Morgan	53,000	55,998	108,998
John L. Mulligan	50,250	55,998	106,248

(1)
As an employee of the Company, Reece A. Kurtenbach, the President and Chief Executive Officer since September 1, 2013, was a Named Executive Officer during fiscal 2018 and therefore his compensation is included in the appropriate tables within the section of this Proxy Statement entitled "Executive Compensation."

(2)
Represents August 31, 2017 grants of 5,815 restricted shares of our common stock to each of the Directors named in the table with a grant date fair value of $55,998, which vest on August 31, 2018 if they are then Directors of the Company.  The dollar amounts in this column of the table were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718").

Independent Director Fees.  For fiscal 2018, each independent Director received an annual retainer of $35,500. In addition, each independent director received $2,500 per meeting for each Board of Directors meeting attended in person. The following table describes the annual retainers paid to each independent director for Committee membership participation:

	Chair	Other Members
Audit Committee	$7,500	$4,750
Compensation Committee	5,500	2,750
Nominating and Corporate Governance Committee	5,500	2,750

The retainers for Board and Committee service are included in the table above entitled "Fiscal Year 2018 Director Compensation".

Stock Ownership and Retention Guidelines.  The Board of Directors has implemented stock ownership guidelines for Directors.  Under these guidelines, each Director is expected to achieve a target of 5,000 shares owned, excluding shares subject to options. Directors have five years from the date they first become a member of the Board of Directors to achieve this level of ownership.  As of the Record Date, all directors were in compliance with these guidelines.

Executive Officers
The following discussion sets forth information as of July 2, 2018 about our executive officers who are not Directors.

Name	Positions with the Company	Age	Executive Officer Since
Sheila M. Anderson	Chief Financial Officer and Treasurer	45	2012
Bradley T. Wiemann	Executive Vice President	55	2004
Matthew J. Kurtenbach	Vice President, Manufacturing	49	2014
Carla S. Gatzke	Vice President of Human Resources and Secretary	57	2015

Sheila M. Anderson joined the Company in 2002 as a senior accountant after spending a number of years working as a certified public accountant in public accounting and auditing firms and as a senior accountant at a private company. In 2006, Ms. Anderson was named Corporate Controller and, in 2012, she was named Chief Financial Officer and Treasurer. Ms. Anderson holds a Master of Business Administration degree from the University of South Dakota and a Bachelor of Science degree in Accounting from Southwest Minnesota State University.

Bradley T. Wiemann joined the Company in 1993 as a lead design engineer after spending a number of years with Rockwell International Corporation, where he was involved in flight control systems.  In 1994, he became manager of the Company's engineering groups focused on commercial and transportation product design. In 2001, his responsibilities expanded to include sales and service for commercial and transportation. In 2004, he was appointed Vice President, Commercial and Transportation and, in 2012, he was named Executive Vice President.  In 2013, his responsibilities expanded to include sales and service for the School & Theatres business unit, which is now known as the High School Park and Recreation business unit. Mr. Wiemann holds a Master of Science degree in electrical and computer engineering from the University of Iowa and a Bachelor of Science degree in electrical engineering from South Dakota State University.

Matthew J. Kurtenbach joined the Company in 1992 as a manager in manufacturing, and he subsequently served as a project manager for sports projects and as a project manager for the Company's process improvements and facility expansions. In 2001, he was named Manufacturing Manager and, in 2006, he was appointed Vice President, Manufacturing. Also in 2006, he was charged with leading the Company's transformation to lean manufacturing. More recently, he gained responsibility for repair center operations associated with after-sales services. Mr. Kurtenbach holds a Master of Science degree in industrial management and a Bachelor of Science degree in electrical engineering from South Dakota State University. Mr. Kurtenbach is the son of Aelred J. Kurtenbach and the brother of Reece A. Kurtenbach and Carla S. Gatzke.

Carla S. Gatzke joined the Company fulltime in 1984 in Systems Sales Engineering where she was responsible for sales and project management for legislative voting systems. In 1988, Ms. Gatzke took an 18 month leave of absence to attend and teach at Drake University. In 1990, Ms. Gatzke returned to Daktronics and managed Star Circuits, which manufactures printed circuit boards. In 1992, she became responsible for Human Resources and, in 1996, she added the responsibility of Information and Technology and Systems. In 2006, the responsibility of the Company's Human Resources and Information and Technology and Systems departments separated, and Ms. Gatzke was appointed Vice President of Human Resources. Ms. Gatzke has also served as Corporate Secretary since 1994. Ms. Gatzke holds a Master of Business Administration degree from Drake University and a Bachelor of Science degree in electrical engineering with minors in math and computer science from South Dakota State University. Ms. Gatzke is the daughter of Aelred J. Kurtenbach and the sister of Reece A. Kurtenbach and Matthew J. Kurtenbach.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our Directors, executive officers, and persons who own more than 10 percent of a registered class of our equity securities ("10% Shareholders") file with the SEC initial reports of ownership on Form 3 and reports of change in ownership on Form 4 or Form 5. Such Directors, executive officers and 10% Shareholders are also required by rules of the SEC to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of such forms submitted to us and on written representations from our reporting persons, we believe all required reports were filed on a timely basis during fiscal 2018, except that Nancy D. Frame inadvertently filed one late report on Form 5 regarding one sale of 6,000 shares on December 6, 2013; John L. Mulligan inadvertently filed one late report on Form 4 regarding one sale of 37,307 shares on September 19, 2014; and James B. Morgan inadvertently filed two late reports on Form 5 regarding the gifts of 400 shares on August 1, 2005, 1,720 shares on December 15, 2005, and 2,000 shares on December 1, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement. Those tables and narrative disclosure provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Named Executive Officers, as well as the plans in which they are eligible to participate. At last year’s annual meeting, our shareholders provided an advisory "say-on-pay" vote indicating their overwhelming support of the Company’s compensation program for our Named Executive Officers. Our shareholders previously voted that such say-on-pay votes be held annually. As a result, Proposal Two presented in this Proxy Statement seeks our shareholders’ input on our executive compensation program. This Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the tables provide information that will assist our shareholders in deciding how to vote on Proposal Two.

Executive Summary
Our executive compensation program, developed by management and approved by the Compensation Committee of the Board of Directors (the "Committee"), is intended to be simple (easily understood) and team-based, focused on a few key performance metrics and balanced among:

•	Employees, managers and executives;

•	Long-term and short-term objectives;

•	Financial and stock performance; and

•	Cash and equity compensation.

The compensation program is designed to align the interests of the executive team with the interests of our shareholders. It uses salary, benefits, and non-equity-based and equity-based incentive plans to achieve these goals, with a focus on tying compensation to corporate performance. The retention of top talent and the achievement of corporate objectives measure the effectiveness of our compensation program.

The Company's financial performance for the fiscal year ended April 28, 2018 included an increase in sales and a decline in orders as compared to fiscal 2017. Sales increased over last fiscal year due to timing of demand and shipments. The decline in orders was primarily due to the size and timing of large contract order awards. In fiscal 2018, we delivered a 1.6 percent return on assets and a 2.8 percent return on beginning shareholders' equity. In fiscal 2018 compared to fiscal 2017, sales increased 4.1 percent and operating income decreased by 19.2 percent. In fiscal 2018, operating income as a percent of sales decreased to 2.0 percent as compared to 2.6 percent in fiscal 2017.

Changes to executive compensation during the current fiscal year were mainly due to both maintaining the competitiveness of our compensation program as the economy improved and the Company's financial results in fiscal 2018 as compared to fiscal 2017.

Role of Compensation Committee, Philosophy and Objectives
The Compensation Committee has responsibility for guiding our executive compensation philosophy and overseeing the design of our executive compensation programs. In arriving at the appropriate levels of pay and incentive opportunities, the Committee reviews our compensation philosophy and trends in our peer group to ensure that our executive compensation program is competitive to effectively recruit and retain talented management, focuses our executives to achieve short and long-range corporate objectives, and aligns the interests of the executives with the interests of our shareholders.

The Committee bases its executive compensation decisions on the following philosophies:

•
Executive compensation should be appropriate to recruit and retain high-performing executives successfully, taking into account executive pay at comparable companies and our pay practices for non-executive employees.

•	An individual executive's compensation should be based on the executive's responsibility level, capability and performance.

•
The executive team's compensation should include a significant component that is based on the Company's overall financial performance to encourage the executive team to focus on the overall success of the Company.

•	Our executives should receive few perquisites, if any, other than those provided to all employees.

The Committee annually reviews each executive's compensation. The Committee has determined that our executives' compensation will include base salary, non-equity-based incentive compensation, and equity-based incentive pay in the form of options and restricted stock units. We view the various components of compensation as related but distinct.

We determine the appropriate level for each executive compensation component based in part, but not exclusively, on the following factors:

•	internal equity and consistency;

•	individual performance;

•	the executive compensation paid by other companies with which we compete for executive talent; and

•	Company performance.

The base salary reflects the pay that the Committee believes is appropriate for each executive's responsibility, capability and performance. The non-equity-based incentive compensation is designed to focus the executive team on the Company-wide goals and objectives, which focus on growth in revenue and reductions in costs in order to achieve and sustain a target operating margin. The Committee has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, although it has a preference for a material amount of "at risk" compensation, the amount of which is based on our financial results.  The equity-based compensation plan is designed to encourage executives to also own stock in the Company, and thereby more directly align executives' interests with our shareholders' interests.

The Committee considers both internal equity and market competitiveness. We compare executive pay to the compensation of other key managers and employees at the Company. As described below, we also compare overall executive compensation to comparison companies and to salary database information. The Committee believes that equitable and competitive compensation, as well as leader development and promotion-from-within, is essential to retain high-performing executives. The average number of years of experience with Daktronics of our currently employed non-Director Named Executive Officers is 25.5 years.

For fiscal 2018, our Named Executive Officers were Reece A. Kurtenbach, President and Chief Executive Officer; Sheila M. Anderson, Chief Financial Officer and Treasurer; Bradley T. Wiemann, Executive Vice President; Matthew J. Kurtenbach, Vice President, Manufacturing; and Carla S. Gatzke, Vice President of Human Resources and Secretary.

Role of Executive Officers in Compensation Decisions
Our Chief Executive Officer and Vice President of Human Resources present to the Compensation Committee their recommendations for the salary, non-equity-based incentive compensation, and equity-based compensation grants for the Named Executive Officers and selected other executives. The Committee considers these recommendations and accepts or adjusts them, in whole or in part.  The Chief Executive Officer and Vice President of Human Resources are not present for the discussions or determinations about their own compensation, but they generally participate in the discussions regarding other executive officers’ compensation.  The Chair of the Compensation Committee presents the Committee’s findings regarding compensation for executive officers to the Board of Directors.  Based on such input, the Board of Directors reviews and generally approves and adopts the Committee's recommendations regarding the executives' compensation plan.

Benchmarking
In making decisions regarding elements and amounts of compensation, the Committee considers the compensation paid to executive officers at similar levels and responsibilities. These are public companies in our geographical area (South Dakota, North Dakota, Minnesota, Iowa, and Nebraska) with revenues of between $250 million and $1 billion and with a focus on manufacturing or technology.

The following list sets forth the companies comprising our peer group list:

Apogee Enterprises, Inc.	Hawkins, Inc.
Badger Meter, Inc.	EVINE Live Inc.
Bio-Techne Corp	Tennant Company
Winnebago Industries	Lindsay Corporation
Raven Industries, Inc.	Actuant Corporation
Graco, Inc.	MTS Systems Corporation

The Committee also considers compensation data from Salary.com and the Economic Research Institute, which takes into consideration company size, geography, base salary and variable cash compensation but excludes equity incentive compensation information.

The Committee believes that its executive compensation is sufficiently conservative, as well as appropriately competitive, so as not to require an external consultant opinion.

Elements of Compensation
For fiscal 2018, the principal components of our executive compensation program consisted of the following, each of which is addressed below in greater detail:

•	base salary;

•	non-equity-based incentive compensation plan;

•	equity-based compensation plan; and

•	benefits.

Base Salary. The base salary reflects each executive's responsibility, capability and performance. Base salary is determined based on the benchmarking data for the executive's responsibilities, the executive's experience, and the executive's performance and the impact of such performance on our business results.

The Committee also takes into account the Company's financial performance, and it has in the past limited executive pay changes based on business or economic conditions.  The Committee also considers the recommendations of the Chief Executive Officer for other Named Executive Officers.

Non-Equity-Based Incentive Compensation Plan. The purpose of our non-equity-based incentive compensation plan is to focus the executive team on the Company-wide goals and objectives of growth in revenue and reductions in costs in order to achieve and sustain a target operating margin. The non-equity-based incentive compensation plan is a formula-based variable cash compensation plan, with no payouts if operating margin is less than 2.5 percent, targeted payouts at a 10 percent operating margin, and maximum payouts at a 12.5 percent operating margin. The targeted level of variable cash compensation varies from an amount equal to five months of base salary to eight months of base salary for each executive officer. The maximum level of the variable cash compensation is 120 percent of the targeted level of variable cash compensation.

This level of non-equity compensation takes into account other non-equity incentive compensation plans at comparable companies, as well as the Committee's preference for a material level of executive compensation that varies with the Company's performance. The Compensation Committee selected the operating margin measure for the formula because it believes it is the most appropriate indicator of performance that will drive long-term shareholder value, and it is consistent with our corporate strategies.

The various payout percentages based on operating margins are as follows:

Operating Margin	Percentage of Targeted Non-equity Incentive Compensation
Less than 2.5%	—
2.5 to 5.0%	0.0 to 25.0%
5.0 to 7.5%	25.0 to 60.0%
7.5 to 10.0%	60.0 to 100.0%
10.0 to 12.5%	100.0 to 120.0%

We follow applicable laws and regulations regarding the recovery of any non-equity-based compensation, other incentive-based or equity-based compensation and profits realized from the sale of securities resulting from any misconduct on the part of an executive officer.

During fiscal 2018, the Named Executive Officers were eligible for non-equity-based incentive compensation if the maximum payout of 120 percent of target was achieved as follows: Chief Executive Officer - 80 percent of his base salary; Chief Financial Officer - 55 percent of her base salary; Vice President and Secretary - 50 percent of her base salary; and all other Named Executives Officers - 65 percent of their base salaries.  For fiscal 2016, there was no non-equity-based incentive compensation paid out to any Named Executive Officer. For fiscal 2017, the operating margin resulted in a non-equity incentive compensation payout of approximately 1 percent of the target, or 1 percent of the maximum payouts. For fiscal 2018, there was no non-equity-based incentive compensation paid out to any Named Executive Officer.

Equity-Based Compensation Program. Grants of equity awards have been the primary vehicles for offering long-term incentives to our executives and to aligning the interests of employees more closely with those of our shareholders.

Each year, the Board of Directors, based on recommendations of the Compensation Committee, determines the number of shares that may be subject to equity awards for all employees, including the Named Executive Officers.  The total number of shares subject to equity awards is constrained by our Board’s desire to limit dilution to shareholders to a level consistent with our historical levels, which generally approximate a dilution of one percent, and to limit the total grant date fair value of the equity awards to a targeted level. The one percent dilution is based on an assessment of a conservative amount relative to high-tech growth companies.  The grant date fair value is based on a comparison to the prior fiscal year's expense and the current year’s estimate of a percentage of total payroll expense. The Compensation Committee and the Board of Directors generally follow a practice of calculating the equity grant valuation limit based on the share price on the date of the Compensation Committee meeting at which the equity grants are determined by the Committee for recommendation to the Board to assure that the valuation limit is consistent with the approximate dilution limit of one percent. The Compensation Committee then allocates these equity grants to the Named Executive Officers, and the Chief Executive Officer allocates equity grants to selected employees. To facilitate the grant of stock options to employees and other executive officers, the Board of Directors authorized the Chief Executive Officer to grant individual stock options and restricted stock units during fiscal 2018, subject to the guidelines and limitations imposed by the Compensation Committee.

The Committee also considers trends in equity-based compensation, the mix of the type of equity grants, and the number of our shares that are available for equity grants. The Compensation Committee and the Board of Directors also generally follow a practice of allocating similar equity grants to each of the Named Executive Officers, with some variation based on responsibilities and experience. The allocation among Named Executive Officers is based on historical grants, the value of past grants and the Company’s performance, all of which are subject to the objectives listed under the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Role of Compensation Committee, Philosophy and Objectives."

For fiscal 2018, the Compensation Committee determined that each Named Executive Officer would be allocated equity grants for approximately 10,500 shares of common stock, with a ratio of 2.5 to 1 of incentive stock options to restricted stock units. The Committee determined that Mr. Reece A. Kurtenbach should receive a grant of twice the amount of the other Named Executive Officers to facilitate his ownership of additional stock of the Company as the CEO and to reflect a ratio of grants to the CEO compared to the grant to Named Executive Officers that is more similar to the ratio in the benchmarking data. The Committee determined that the valuation of the equity grants, based on the grant date fair value as determined under ASC 718, would be limited to approximately $2.5 million for all employees, including the Named Executive Officers.  The value of the restricted stock units was equal to 115.0 percent of the value of the stock options for executives, as determined under the fair value provisions of ASC 718. For fiscal 2018, all equity grants to employees were made under the Daktronics, Inc. 2015 Stock Incentive Plan (the "2015 Plan").

The Board and the Compensation Committee approve equity grants for Named Executive Officers and other employees annually in their summer meetings to coincide with the Director equity grants and the annual meeting of shareholders. Equity awards are not typically granted at other times of the year for employees, including new employees.  The exercise price of all stock options granted is equal to the fair market value of the Company’s common stock as reported on The NASDAQ Global Select Market on the date of grant, which is defined in the Daktronics, Inc. 2007 Stock Incentive Plan (the "2007 Plan") and the 2015 Plan as the closing price of the common stock as reported on The NASDAQ Global Select Market on the date of grant.  All options also contain five-year vesting provisions, with 20 percent of the shares underlying the stock option vesting each year following the date of grant.  The restricted stock units also contain a five-year vesting provisions, with 20 percent of the restricted stock units vesting each year following the date of grant.

Benefits. Our Named Executive Officers are eligible for all benefits generally available to our full-time employees.  We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

All employees, including the Named Executive Officers, are entitled to participate in the 401(k) Plan, which is qualified under Section 401(k) of the Code.  At the discretion of the Board of Directors, we may make matching contributions equal to a percentage of the salary deduction contributions or other discretionary amounts.  We paid $2.6 million in matching and discretionary contributions in fiscal 2018, $2.5 million in fiscal 2017 and $2.3 million in fiscal 2016.  Contributions to the 401(k) Plan on behalf of the Named Executive Officers are described in the table entitled "Summary Compensation Table – Fiscal 2018."

All employees, including the Named Executive Officers, are entitled to participate in the ESPP, which is intended to qualify under Section 423 of the Code.  The ESPP allows employees to purchase shares of our common stock, subject to annual limitations, at a price equal to 85 percent of the lower of the fair market value of the common stock at the beginning or the end of each six-month offering period.

Accounting and Tax Treatment
We account for equity-based compensation paid to employees under ASC 718, Compensation-Stock Compensation promulgated by the Financial Accounting Standards Board, which requires us to estimate and record an expense over the service period of the award.  Thus, we may record an expense in one year for awards granted in earlier years.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to option awards, we generally can deduct the gain recognized by employees and Directors from the exercise of non-qualified options.  However, to the extent that an option is an incentive stock option, we cannot deduct the gain recognized by the optionee upon exercise of the option if there is no disqualifying disposition by the optionee.

With respect to restricted stock awards, we generally can deduct the fair market value of the shares vested on the vesting date.  Alternatively, if the recipient were to make an election under Section 83(b) of the Code, we would be entitled to a deduction on the date of grant equal to the value of the restricted stock on the date of grant.

Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to the company's chief executive officer and four other most highly-paid executive officers.  Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.  Because the potential amount of base salary and non-equity-based incentive compensation that each of our executive officers can earn is less than $1 million, Section 162(m) has not been material to our compensation decisions.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled "Compensation Discussion and Analysis" with management.  Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Robert G. Dutcher, Chair
Byron J. Anderson
John P. Friel

EXECUTIVE COMPENSATION

For the fiscal years ended April 28, 2018, April 29, 2017 and April 30, 2016, the following table sets forth information about compensation awarded to, earned by or paid to our principal executive officer and principal financial officer and our next three most highly compensated executive officers whose total compensation was greater than $100,000 for the fiscal year ended April 28, 2018, all of whom constitute our Named Executive Officers.

SUMMARY COMPENSATION TABLE – FISCAL 2018

Name and Principal Position	Year	Salary($)	Stock Awards($) (1)	Option Awards($) (2)	Non-Equity Incentive Plan Compensation($) (3)	All Other Compensation($)(4)	Total($)
Reece A. Kurtenbach	2018	$427,692	$48,660	$42,300	$—	$8,100	$526,752
Chief Executive Officer and	2017	407,692	46,440	43,500	2,800	8,545	508,977
President	2016	367,308	40,620	44,850	—	7,891	460,669
Sheila M. Anderson	2018	$267,077	$24,330	$21,150	$—	$7,141	$319,698
Chief Financial Officer	2017	250,923	23,220	21,750	1,201	6,765	303,859
	2016	228,308	20,310	22,425	—	6,866	277,909
Bradley T. Wiemann	2018	$262,092	$24,330	$21,150	$—	$7,905	$315,477
Executive Vice President	2017	251,015	23,220	21,750	1,400	7,502	304,887
	2016	236,985	20,310	22,425	—	7,950	287,670
Matthew J. Kurtenbach	2018	$248,554	$24,330	$21,150	$—	$7,496	$301,530
Vice President	2017	237,015	23,220	21,750	1,324	7,794	291,103
	2016	222,985	20,310	22,425	—	7,187	272,907
Carla S. Gatzke	2018	$210,487	$22,303	$19,373	$—	$6,341	$258,504
Vice President and	2017	204,462	21,285	19,923	875	6,774	253,319
Secretary	2016	193,154	18,618	20,541	—	6,636	238,949

(1)
Consists of restricted stock units granted under the 2015 Plan.  In accordance with ASC 718, the amount is calculated based on the grant date fair value of the award. Refer to "Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates" in our Annual Report on Form 10-K for the fiscal year ended April 28, 2018 for a discussion of the assumptions used in calculating the amount under ASC 718.

(2)
Consists of stock options granted under the 2015 Plan.  The value of the option awards is calculated based on the grant date fair value of the award in accordance with ASC 718.  Refer to "Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates" in our Annual Report on Form 10-K for the fiscal year ended April 28, 2018 for a discussion of the assumptions used in calculating the amount under ASC 718.

(3)
The amounts in this column reflect the total variable cash compensation paid to the Named Executive Officers under the non-equity-based incentive compensation plan. As explained earlier in this Proxy Statement, variable incentive compensation payments are based upon the achievement of certain operating margin targets for fiscal 2016, fiscal 2017 and fiscal 2018.

(4)	Consists of matching contributions made by us under the 401(k) Plan, which is intended to qualify under Section 401(k) of the Code.

The following table sets forth information regarding grants of plan-based awards to the Named Executive Officers during fiscal 2018:

GRANTS OF PLAN-BASED AWARDS — FISCAL 2018

		Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)(2)	All other option awards: number of securities underlying options (#) (3)	Exercise or base price of option awards($/share)(4)	Grant date fair value of stock and option awards($) (5)

Name	Grant Date	Threshold($)	Target($)	Maximum($)
Reece A. Kurtenbach	08/31/2017	73,333	293,333	352,000	6,000	15,000	9.63	90,960
Sheila M. Anderson	08/31/2017	31,533	126,133	151,360	3,000	7,500	9.63	45,480
Bradley T. Wiemann	08/31/2017	36,292	145,167	174,200	3,000	7,500	9.63	45,480
Matthew J. Kurtenbach	08/31/2017	34,558	138,233	165,880	3,000	7,500	9.63	45,480
Carla S. Gatzke	08/31/2017	22,688	90,750	108,900	2,750	6,870	9.63	41,676

(1)
Consists of variable cash compensation under our annual non-equity-based incentive compensation plan.  The amounts reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under the plan. For additional information concerning our annual non-equity-based compensation plan, see the section of this Proxy Statement entitled "Compensation Discussion and Analysis - Elements of Compensation."

(2)
Consists of restricted stock units granted to the Named Executive Officers in fiscal 2018 under the 2015 Plan.  The units vest as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(3)
Consists of options granted to the Named Executive Officers in fiscal 2018 under the 2015 Plan.  The options vest and become exercisable as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(4)	The exercise price of all options was equal to the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant as provided in the 2015 Plan.

(5)
Represents the full grant date fair value determined pursuant to ASC 718 as reflected in our financial statements, based on the numbers of shares subject to the options and restricted stock unit awards granted and the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant, which was $9.63 per share on August 31, 2017.

The following table sets forth information about unexercised options and restricted stock units that have not vested that were held at April 28, 2018 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — FISCAL 2018

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Reece A. Kurtenbach	12/04/2008	10,500	—	8.29	12/03/2018	—	—
	12/03/2009	10,500	—	8.65	12/02/2019	—	—
	12/02/2010	7,155	—	14.37	12/01/2020	—	—
	12/01/2011	10,500	—	9.24	11/30/2021	—	—
	08/23/2012	10,800	—	9.51	08/22/2022	—	—
	08/22/2013	7,000	1,750	11.05	08/21/2023	—	—
	09/01/2013	20,000	5,000	10.93	08/31/2023	—	—
	09/04/2014	9,000	6,000	13.31	09/03/2024	—	—
	09/03/2015	6,000	9,000	8.51	09/02/2025	—	—
	09/01/2016	3,000	12,000	9.57	08/31/2026	—	—
	08/31/2017	—	15,000	9.63	08/31/2027
		—	—	—	—	17,500	157,675

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Sheila M. Anderson	12/04/2008	3,500	—	8.29	12/03/2018	—	—
	12/03/2009	3,500	—	8.65	12/02/2019	—	—
	12/02/2010	2,445	—	14.37	12/01/2020	—	—
	12/01/2011	4,000	—	9.24	11/30/2021	—	—
	08/23/2012	4,000	—	9.51	08/22/2022	—	—
	09/12/2012	5,400	600	9.56	08/22/2022	—	—
	08/22/2013	5,496	1,374	11.05	08/21/2023	—	—
	09/04/2014	4,500	3,000	13.31	09/03/2024	—	—
	09/03/2015	3,000	4,500	8.51	09/02/2025	—	—
	09/01/2016	1,500	6,000	9.57	08/31/2026	—	—
	08/31/2017	—	7,500	9.63	08/31/2027	—	—
		—	—	—	—	8,950	80,640
Bradley T. Wiemann	12/04/2008	10,500	—	8.29	12/03/2018	—	—
	12/03/2009	10,500	—	8.65	12/02/2019	—	—
	12/02/2010	7,155	—	14.37	12/01/2020	—	—
	12/01/2011	10,500	—	9.24	11/30/2021	—	—
	08/23/2012	10,800	—	9.51	08/22/2022	—	—
	08/22/2013	6,000	1,500	11.05	08/21/2023	—	—
	09/04/2014	4,500	3,000	13.31	09/03/2024	—	—
	09/03/2015	3,000	4,500	8.51	09/02/2025
	09/01/2016	1,500	6,000	9.57	08/31/2026
	08/31/2017	—	7,500	9.63	08/31/2027
		—	—	—	—	9,000	81,090
Matthew J. Kurtenbach	12/04/2008	10,500	—	8.29	12/03/2018
	12/03/2009	10,500	—	8.65	12/02/2019
	12/02/2010	7,155	—	14.37	12/01/2020
	12/01/2011	10,500	—	9.24	11/30/2021
	08/23/2012	10,500	—	9.51	08/22/2022
	08/22/2013	6,000	1,500	11.05	08/21/2023
	09/04/2014	4,500	3,000	13.31	09/03/2024
	09/03/2015	3,000	4,500	8.51	09/02/2025
	09/01/2016	1,500	6,000	9.57	08/31/2026
	08/31/2017	—	7,500	9.63	08/31/2027
		—	—	—	—	9,000	81,090
Carla S. Gatzke	12/04/2008	9,500	—	8.29	12/03/2018
	12/03/2009	9,500	—	8.65	12/02/2019
	12/02/2010	6,455	—	14.37	12/01/2020
	12/01/2011	10,000	—	9.24	11/30/2021
	08/23/2012	10,500	—	9.51	08/22/2022
	08/22/2013	5,496	1,374	11.05	08/21/2023
	09/04/2014	4,122	2,748	13.31	09/03/2024
	09/03/2015	2,748	4,122	8.51	09/02/2025
	09/01/2016	1,374	5,496	9.57	08/31/2026
	08/31/2017	—	6,870	9.63	08/31/2027
		—	—	—	—	8,250	74,333

(1)	All options vest in equal installments over five years beginning one year after the grant date, but only if the Named Executive Officer is then an employee of the Company, and expire after 10 years.

(2)
Restricted stock units vest as to 20 percent of the shares one year after date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(3)	Determined by multiplying the Company's $9.01 per share closing stock price on April 28, 2018, which was the last business day of fiscal year 2018, by the number of shares subject to the award.

The grant date of the restricted stock units and the number of shares subject to the restricted stock units are as follows:

Officer	Grant Date	Shares Granted	Officer	Grant Date	Shares Granted
Reece A. Kurtenbach	12/03/2009	2,100	Bradley T. Wiemann	12/03/2009	2,100
	12/02/2010	1,575		12/02/2010	1,575
	12/01/2011	2,100		12/01/2011	2,100
	08/23/2012	2,160		08/23/2012	2,160
	08/22/2013	3,500		08/22/2013	3,000
	09/04/2014	6,000		09/04/2014	3,000
	09/03/2015	6,000		09/03/2015	3,000
	09/01/2016	6,000		09/01/2016	3,000
	08/31/2017	6,000		08/31/2017	3,000
Sheila M. Anderson	12/03/2009	700	Matthew J. Kurtenbach	12/03/2009	2,100
	12/02/2010	490		12/02/2010	1,575
	12/01/2011	800		12/01/2011	2,100
	08/23/2012	800		08/23/2012	2,100
	09/12/2012	1,200		08/22/2013	3,000
	08/22/2013	2,750		09/04/2014	3,000
	09/04/2014	3,000		09/03/2015	3,000
	09/03/2015	3,000		09/01/2016	3,000
	09/01/2016	3,000		08/31/2017	3,000
	08/31/2017	3,000
Carla S. Gatzke	12/03/2009	1,900
	12/02/2010	1,420
	12/01/2011	2,000
	08/23/2012	2,100
	08/22/2013	2,750
	09/04/2014	2,750
	09/03/2015	2,750
	09/01/2016	2,750
	08/31/2017	2,750

The following table sets forth information regarding the exercise of stock options by and the vesting of restricted stock awards during fiscal 2018 for the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED – FISCAL 2018

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Name
Reece A. Kurtenbach	—	—	4,732	44,528
Sheila M. Anderson	—	—	2,750	25,878
Bradley T. Wiemann	—	—	2,832	26,649
Matthew J. Kurtenbach	—	—	2,820	26,536
Carla S. Gatzke	—	—	2,620	24,654

(1)
Consists of the difference between the closing price of our common stock on the date of exercise and the per share exercise price of the option multiplied by the number of shares acquired upon exercise.

(2)	Consists of the number of shares vested multiplied by the market value of the stock as of the vesting date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of April 28, 2018 with respect to our equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2007 Stock Incentive Plan	1,667,319	$10.34	—
2015 Stock Incentive Plan	637,862	9.19	1,869,560
Employee Stock Purchase Plan(1)	Not Applicable	Not Applicable	173,232
Total	2,305,181	$10.02	2,042,792

(1)	Under the ESPP, shares are acquired at the time of investment by the participating employees at the applicable discount.

Post-Employment Compensation

Potential Payments upon Termination of Employment or Change in Control
The table below reflects the compensation that would be paid to each of our Named Executive Officers in the event of termination of such executive’s employment.  The amounts shown assume that such termination was effective as of April 28, 2018, include estimated amounts earned through such date, and are estimates of the amounts which would be paid out to the Named Executive Officers upon the termination of their employment. The actual amounts to be paid can be determined only at the time of such Named Executive Officer's separation from the Company.  In addition, there may be re-negotiation of the payments upon any termination of employment or change in control.

Under the 2007 Plan and the 2015 Plan, all options and restricted stock units immediately vest upon a change in control, as that term is defined in the 2007 Plan and the 2015 Plan.  Upon a termination of employment for any reason, and consistent with our employment policies which apply to all employees, we are obligated to pay for accrued and unused vacation time, which would then be payable in a lump sum.

Name	Benefit	Termination due to change in control	Termination without cause or for good reason	Termination for cause or for good reason	Death
Reece A. Kurtenbach	Stock option vesting acceleration(1)	$4,500	$—	$—	$—
	Restricted stock unit vesting acceleration	157,675	—	—	—
	Vacation pay	54,788	54,788	54,788	54,788
		$216,963	$54,788	$54,788	$54,788

Sheila M. Anderson	Stock option vesting acceleration(1)	$2,250	$—	$—	$—
	Restricted stock unit vesting acceleration	80,640	—	—	—
	Vacation pay	20,274	20,274	20,274	20,274
		$103,164	$20,274	$20,274	$20,274

Name	Benefit	Termination due to change in control	Termination without cause or for good reason	Termination for cause or for good reason	Death
Bradley T. Wiemann	Stock option vesting acceleration(1)	$2,250	$—	$—	$—
	Restricted stock unit vesting acceleration	81,090	—	—	—
	Vacation pay	33,113	33,113	33,113	33,113
		$116,453	$33,113	$33,113	$33,113

Matthew J. Kurtenbach	Stock option vesting acceleration(1)	$2,250	$—	$—	$—
	Restricted stock unit vesting acceleration	81,090	—	—	—
	Vacation pay	31,532	31,532	31,532	31,532
		$114,872	$31,532	$31,532	$31,532

Carla S. Gatzke	Stock option vesting acceleration(1)	$2,061	$—	$—	$—
	Restricted stock unit vesting acceleration	74,333	—	—	—
	Vacation pay	18,105	18,105	18,105	18,105
		$94,499	$18,105	$18,105	$18,105

(1)
For option awards, consists of the difference between the $9.01 per share closing price of the common stock as reported on The NASDAQ Global Select Market as of April 28, 2018, which was the last business day of fiscal 2018, and the exercise price of the option multiplied by the number of shares subject to the option.

Other Post-Employment Payments
We do not provide pension arrangements, post-retirement health coverage or non-qualified defined contribution plans.

Compensation Risk Analysis
The Compensation Committee has established the non-equity incentive program to be based on the same Company-wide measure for each executive.  As previously described, the Committee has selected operating margin as the Company-wide measure.  Basing the program on the same Company-wide measure for all the executives minimizes the risks associated with individual formulas based on individual actions.  The non-equity incentive program is the only formula-based incentive-compensation program in the Company.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information with respect to fiscal 2018:

•	the annual total compensation of the median employee of our Company (which excludes our CEO) was $48,585; and

•	the annual total compensation of our CEO was $526,752.

Based on this information, a reasonable estimate of the ratio of the annual total compensations of our CEO and the median employee for fiscal 2018 was approximately 11 to 1.

To identify the median employee’s total annual compensation, we first identified all employees worldwide as of March 9, 2018, including all full-time, part-time, temporary and student employees, and excluding our CEO. We then determined a consistently applied compensation measure by calculating each employee’s total compensation as the annualized value of their current base hourly or salary rate. Compensation paid in currencies other than U.S. dollars were converted to United States dollars based on average exchange rates for the period ended February 24, 2018. We used this calculated annual compensation to identify the median employee.

The identified median employee received $47,320 of base pay. We then calculated the median employee's annual total compensation on the same basis that we used to calculate the total compensation of our Named Executive Officers set forth in the Summary Compensation Table, which added $1,265 consisting of matching contributions made by the Company under the 401(k) Plan for the 2018 fiscal year and overtime. Thus, our median employee's annual total compensation was $48,585.

The pay ratio reported above is calculated in a manner consistent with SEC rules and guidance, based on our internal records and the methodology described above. In addition, the rules for identifying the "median employee" and calculating the pay ratio allow companies to apply various methodologies and assumptions. As a result, the compensation for our median employee and the pay ratio reported by us should not be used as a comparison to the information reported by other companies.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee is responsible for the oversight of our financial reporting process, our system of internal control over financial reporting, and the audit process.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting, which it reviews with the Audit Committee.  In this context, the Audit Committee has met and held discussions with management and our Independent Auditor with respect to the overall scope and plans for the reviews of our interim consolidated financial statements and the audits of our annual consolidated financial statements and internal control over financial reporting. The Audit Committee has the sole authority and responsibility to select, evaluate and, when it deems it to be appropriate, replace the Independent Auditor.  The Audit Committee is also responsible for overseeing the Company’s Related Party Transaction Policy.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting controls or auditing matters and the confidential, anonymous submission by our employees of any accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of any concerns regarding questionable accounting or auditing matters.  The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors and is available on the Company’s website at www.daktronics.com. The charter was last amended effective February 19, 2016.

The Audit Committee is composed of four Directors who are independent as provided in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934. The members of the Audit Committee are appointed annually by the Board of Directors.  The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of our management or the Independent Auditor, nor can the Audit Committee certify that the Independent Auditor is "independent" under applicable rules.  The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the Independent Auditor on the basis of the information it receives, discussions with management and the Independent Auditor, and the experience of the Audit Committee’s members in business, financial accounting and audit matters.

The membership of the Audit Committee for fiscal 2018, together with appointment dates and attendance at meetings, is set forth below:

Members	Committee Member since	Attendance at full meetings during 2018
John L. Mulligan	1993	8/8
Kevin P. McDermott	2016	8/8
John P. Friel	2016	8/8
James B. Morgan	2017	8/8

The Audit Committee has reviewed and discussed with management and the Independent Auditor our audited consolidated financial statements as of and for the fiscal year ended April 28, 2018 and the results of management's assessment and the Independent Auditor's audit of the effectiveness of the Company's internal control over financial reporting; the significant accounting policies, including their quality and acceptability, applied by management in the preparation of our financial statements, as well as alternative treatments; and management's and the Independent Auditor's judgment with respect to risk assessment. We have discussed with our Independent Auditor the matters required by the standards of the Public Company Accounting Oversight Board ("PCAOB"), including PCAOB Auditing Standards No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. We have also received from the Independent Auditor the written disclosures and the letter required by applicable requirements of PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, regarding the Independent Auditor's independence; and reviewed and pre-approved fees charged by the Independent Auditor and considered whether the Independent Auditor's provision of non-audit services to us is compatible with its independence.  The Audit Committee also met in executive session following each of the formal Audit Committee meetings with representatives of our Independent Auditor.

The Audit Committee recognizes the importance of maintaining the independence of the Company's Independent Auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company's Independent Auditor and determines whether to re-engage such firm. In doing so, the Audit Committee considers, among other things, the quality and efficiency of the services provided by the Independent Auditor, its capabilities and its technical expertise, its knowledge of the Company's operations and industry and relevant information concerning its independence. Based on this evaluation, the Audit Committee of the Board of Directors recommended the appointment of Deloitte & Touche, LLP as our Independent Auditor to perform reviews of our interim consolidated financial statements and to perform audits of our annual consolidated financial statements and of our internal control over financial reporting for fiscal 2019.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended April 28, 2018 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

By the Audit Committee,

Kevin P. McDermott, Chair
John L. Mulligan
John P. Friel
James B. Morgan

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

We have adopted a procedure called "householding," which has been approved by the SEC.  Under this procedure, we are delivering only one copy of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials to multiple shareholders who have requested paper copies of the Annual Report and Proxy Statement and who share the same address, unless we have received contrary instructions from one or more of the shareholders.  Shareholders who participate in householding will continue to be able to access and receive separate proxy cards or voting instruction cards.  In addition, some banks, brokers and other intermediaries may be participating in this practice of householding our Annual Report, this this Proxy Statement and our Notice of Internet Availability of Proxy Materials. This practice benefits us and our shareholders because it reduces the volume of duplicate information received at a shareholder’s address and helps reduce our expenses. Shareholders who share an address and receive multiple copies of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials may request only one copy of these materials by contacting their bank, broker or other nominee record holder or by contacting the Company as described in the next paragraph.

Shareholders that have previously received a single set of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials may request their own copies this fiscal year or in future years by contacting their bank, broker or other nominee record holder or by contacting the Company as described in the next sentence. We will also deliver promptly separate paper copies of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials to any shareholder upon written request sent to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Investor Relations, or upon verbal request by calling (605) 692-0200.

AVAILABLE INFORMATION

The Annual Report to Shareholders for the fiscal year ended April 28, 2018, including financial statements, is being mailed with this Proxy Statement.  The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of this Proxy Statement.

The Annual Report to Shareholders for the fiscal year ended April 28, 2018 can also be accessed on our website at www.daktronics.com by selecting "Menu", then "Investor" and then "Annual Reports and Proxy" under the heading "Financial Information." Any person whose proxy is solicited by this Proxy Statement will be provided, upon request and without charge, with a copy of our Annual Report on Form 10-K for the fiscal year ended April 28, 2018.  Please submit such requests to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Investor Relations, or by calling (605) 692-0200.

By Order of the Board of Directors,

Carla S. Gatzke
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2018 Annual Report to Shareholders are available at www.proxyvote.com.

E49616-P11839

DAKTRONICS, INC.
Annual Meeting of Shareholders
This proxy is solicited by the Board of Directors
September 5, 2018 7:00 P.M.

The undersigned hereby appoints Reece A. Kurtenbach and Carla S. Gatzke, or either of them, as proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Daktronics, Inc., to be held at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006 on Wednesday, September 5, 2018 at 7:00 p.m. Central Daylight Time, and at any adjournments thereof, and to vote all stock of the undersigned, as designated on the reverse side, with all the powers which the undersigned would possess if personally present at such meeting.

This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment. Shareholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

Daktronics, Inc. 401(k) Plan - Voting Instructions

The undersigned directs that the voting rights pertaining to the common stock of Daktronics, Inc. held by the Daktronics, Inc. 401(k) Plan and allocable to this account under such plan shall be exercised in accordance with the specifications on the reverse side at the Annual Meeting of Shareholders of Daktronics, Inc., to be held at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006 on Wednesday, September 5, 2018 at 7:00 p.m. Central Daylight Time, and at any adjournments thereof.

In accordance with the terms of the Trust Agreement, the Trustee's representative will tabulate the instructions from all Participants and vote all shares held in the Trust according to the instructions. If no instructions are given for voting on the matters listed on the reverse side, the Trustee will vote the shares in the same proportion as the shares which are voted by all other participants under the 401(k) Plan.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

DAKTRONICS

201 DAKTRONICS DRIVE
BROOKINGS, SD 57006

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 4, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 4, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Daktronics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Only cards received on or before September 4, 2018 are recorded.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E49615-P11839 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DAKTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three (3) directors to serve for a three-year term that expires on the date of the Annual Meeting of Shareholders in 2021 or until their successors are duly elected. (If you wish to cumulate your votes as described in the Proxy Statement, please contact the Corporate Secretary at Daktronics, Inc. to record your vote):	☐	☐	☐

01) Byron J. Anderson
02) John P. Friel
03) Reece A. Kurtenbach

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory vote on the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche, LLP as the independent registered public accounting firm for the Company for fiscal 2019.	☐	☐	☐
4. To approve an amendment to our Employee Stock Purchase Plan.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
__HOUSEHOLDING ELECTION__ - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date